Exhibit 99.1

From: Jai P. Nagarkatti, President & CEO	For questions, contact:
Kirk A. Richter, Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE

SIGMA-ALDRICH (NASDAQ: SIAL) ANNOUNCES APPOINTMENT OF RAKESH

SACHDEV AS CFO AND OTHER ORGANIZATION CHANGES

ST. LOUIS, MO, October 30, 2008 — Sigma-Aldrich is pleased to announce the appointment of Rakesh Sachdev as Vice President and Chief Financial Officer (CFO) along with other organization changes that are designed to deepen the bench strength of its management team and enable the implementation of its initiatives to drive growth at above market rates in 2009-2011.

President and CEO Jai Nagarkatti commented, “We are very pleased to be able to add such a talented professional as Rakesh to our organization. His unique combination of financial, operational and global experience makes him an ideal addition to the Sigma-Aldrich team. The other leadership changes announced today are expected to position our management team to build on the solid foundation of top line growth and industry leading profitability and facilitate the implementation of our new and exciting initiatives that are expected to drive our growth over the next three years.”

Mr. Sachdev (age 52) will join Sigma-Aldrich as Vice President and CFO effective November 17, 2008. He succeeds Sigma-Aldrich’s long-time CFO Mike Hogan who announced his plans to retire earlier this year.

Prior to his appointment at Sigma-Aldrich, Mr. Sachdev was employed by ArvinMeritor, most recently as Senior Vice President and President Asia Pacific and previously in diverse leadership roles including Senior Vice President Corporate Development and Strategy, Corporate Controller, Interim CFO, and other general management roles. Prior to his employment with ArvinMeritor, Sachdev served as CFO for one of Cummins, Inc.’s largest business units. Mr. Sachdev earned his Masters in Business Administration degree from Indiana University, a Masters degree in Engineering from the University of Illinois and his Bachelors degree in Mechanical Engineering from the prestigious Indian Institute of Technology in New Delhi. He also serves as a member of the Board of Directors of Regal Beloit (NYSE: RBC).

In addition to the CFO announcement, Sigma-Aldrich is also announcing other promotions to and organization changes in its current management team that are effective January 1, 2009 to further develop its global talent and align the leadership team with its strategic objectives.

Karen Miller (age 51), currently the Controller, will be promoted to the newly created position of Vice President-Strategy & Corporate Development and will report to Jai Nagarkatti. In her new role, Miller will lead our efforts to identify growth opportunities through new ventures, alliances, partnerships, continue to refine our market intelligence capabilities and develop more robust strategic planning. She joined Sigma-Aldrich in 1997 as Controller. Prior to Sigma-Aldrich, she held financial leadership positions with Allergan, Inc. and KPMG. Karen earned her Bachelors degree in Business Management from Tulane University and recently completed the Advanced Management Program at Harvard Business School. Karen will continue to support the Finance function during the next few months to ensure a smooth and orderly transition. In a related announcement, Kevin Krosley (age 44), previously the Company’s Vice President of Process Improvement, will assume the role of Vice President-New Ventures Group and will report to Miller.

Dave Julien (age 54), previously President-Research Specialties, will take on the newly created role of President-Supply Chain to accelerate the development of the Company’s global integrated supply chain. This move emphasizes the strategic importance of its world-class ability to procure, produce and deliver the highest quality products quickly, effectively and efficiently to our customers around the world and to realize the previously communicated profit margin expansion.

Frank Wicks (age 55), currently President-SAFC will assume the role of President-Research Specialties & Research Essentials. Under his leadership both units will continue to respond to the needs of their unique customer segments and will also accelerate internal synergies in marketing, business development and support services for these business units.

Gilles Cottier (age 50), currently President-Research Essentials, will become President-SAFC. Cottier’s in-depth understanding of our global markets and the development of customer responsive organizations will be an excellent fit with the customer solution driven focus of our SAFC business unit.

Carl Turza (age 49), Chief Information Officer, will take on added responsibilities for Internet based initiatives to maintain our market-leading position on the web and accelerate new e-commerce opportunities. He will report directly to the CEO.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 36 countries and has 8,000 employees providing excellent service worldwide. We are committed to accelerating our Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award winning web site at www.sigma-aldrich.com.

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, and other statements regarding the Company’s expectations, goals, beliefs, intentions and the like regarding future sales, earnings, acquisitions and other matters. These statements involve assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) changes in pricing and the competitive environment, (2) fluctuations in foreign currency exchange rates, (3) dependence on uninterrupted manufacturing operations, (4) changes in the regulatory environment in which the Company operates, (5) exposure to litigation, including product liability claims, (6) changes in research funding and the success of research and development activities, (7) the ability to maintain adequate quality standards, (8) reliance on third party package delivery services, (9) the impact of acquisitions and success in integrating and obtaining projected results from the acquisitions, and (10) other changes in the business environment in which the Company operates. A further discussion of the Company’s risk factors can be found in Item 1A of the Company’s Form 10-K report for the year ended December 31, 2007. The Company does not undertake any obligation to update these forward-looking statements.